Exhibit 99.1
Monarch Community Bancorp Announces Resignation of Donald L. Denney
COLDWATER, Mich., June 1, 2010 (GLOBE NEWSWIRE) — Monarch Community Bancorp, Inc. (the “Company”), (Nasdaq: MCBF), the holding company for Monarch Community Bank (the “Bank”), announced that on May 27, 2010 its board of directors accepted the resignation of Donald L. Denney as President and Chief Executive Officer of the Company and the Bank. Mr. Denney also resigned as a director of both the Company and the Bank. The board of directors has appointed the Company’s current Chairman, Stephen M. Ross, to serve as acting President and Chief Executive Officer of the Company and the Bank, subject to regulatory approvals, while the board of directors conducts a search for a permanent replacement for Mr. Denney.

CONTACT:	Monarch Community Bancorp, Inc.
Stephen M. Ross, Acting President and Chief Executive Officer
(517) 279-3978